McCLATCHY NEWSPAPERS, INC.
                                  2100 Q Street
                              Sacramento, CA 95816


                                                                  March 31, 1997


To our Stockholders:

     You are invited to attend the annual meeting of stockholders to be held at 9:00 a.m. on Wednesday, May 21, 1997 at the Hyatt Regency Hotel, Regency Rooms A and B, 1209 L Street, Sacramento, California 95814.

     At the meeting, you will be asked to (i) elect Directors for the coming year, (ii) approve the amendment of the Company's Certificate of Incorporation to increase (A) the number of shares of Class A Common Stock, par value $.01 per share, from 50,000,000 to 100,000,000, and (B) the number of shares of Class B Common Stock, par value $.01 per share, from 30,000,000 to 60,000,000 and (iii) ratify the selection of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 1997 fiscal year.

     In addition, the Board of Directors will report on the Company's affairs and a discussion period will be provided for questions and comments.

     Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we ask that you sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience. By doing so, your right to attend or vote at the meeting will in no way be limited.

                                           Sincerely,



                                           ------------------------------------
                                           Gary Pruitt
                                           President and Chief Executive Officer



                                           ------------------------------------
                                           Erwin Potts
                                           Chairman of the Board

                           McCLATCHY NEWSPAPERS, INC.
                                  2100 Q Street
                              Sacramento, CA 95816

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                           McCLATCHY NEWSPAPERS, INC.
                             TO BE HELD MAY 21, 1997


To the Stockholders:

     The annual meeting of stockholders of McClatchy Newspapers, Inc. (the "Company") will be held at the Hyatt Regency Hotel, Regency Rooms A and B, 1209 L Street, Sacramento, California 95814, on Wednesday, May 21, 1997, at 9:00 a.m. local time, for the following purposes:

          1. The election of Directors;

          2. To approve the amendment of the Company's Certificate of Incorporation to increase (i) the number of authorized shares of Class A Common Stock, par value $.01 per share, from 50,000,000 to 100,000,000 and
     (ii) the number of authorized shares of Class B Common Stock, par value $.01 per share, from 30,000,000 to 60,000,000;

          3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for 1997; and

          4. To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

     All of the above matters are more fully described in the accompanying Proxy Statement. Stockholders of record on the books of the Company on March 17, 1997 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company's offices, 2100 Q Street, Sacramento, California, at least 10 days before the meeting.

                                           By Order of the Board of Directors



                                           Karole Morgan-Prager, Secretary

March 31, 1997



     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                           McCLATCHY NEWSPAPERS, INC.
                                  2100 Q Street
                          Sacramento, California 95816

                              --------------------
                                 PROXY STATEMENT
                              --------------------


     Your proxy in the form enclosed is solicited by the Board of Directors of the Company for use in voting at the annual meeting of stockholders to be held on Wednesday, May 21, 1997, at the Hyatt Regency Hotel, Regency Rooms A and B, 1209 L Street, Sacramento, California 95814. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 31, 1997.

     The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the meeting. A proxy may be revoked at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, the Class A shares will be voted FOR the election of the four nominees for Class A Directors listed in this Proxy Statement, FOR approval of proposal 2 approval of the increase in the Company's authorized capital stock and proposal 3, ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors. Similarly, if no specifications are made, the Class B shares will be voted FOR the election of the ten Class B Directors listed in this Proxy Statement, FOR approval of proposal 2 and FOR approval of proposal 3.

     The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with stockholders either in person or by telephone or telegraph for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     March 17, 1997 has been fixed as the record date for determining the holders of Class A Common Stock and Class B Common Stock entitled to notice of and to vote at the annual meeting. As of the close of business on such date, the Company had outstanding ___________ shares of Class A Common Stock, each of which is entitled to one vote in the election of the three Class A Directors, no vote in the election of the nine Class B Directors and one-tenth vote upon other matters presented at the meeting, and ______________ shares of Class B Common Stock, each of which is entitled to no vote in the election of the three Class A Directors, one vote in the election of the nine Class B Directors and one vote upon other matters presented at the meeting. Election of the Class A and Class B Directors will be by plurality of the votes cast by each respective class. The affirmative vote of the holders of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock present or represented at the meeting is required for the approval of proposal 2 and proposal 3. Thus, abstentions have the same effect as a negative vote; broker non-votes are not abstentions for this purpose.

                              ELECTION OF DIRECTORS
                              (Proposal 1 on Proxy)

     The Restated Certificate of Incorporation of the Company provides that the holders of Class A Common Stock have the exclusive right as a class to elect 25% of the Company's directors, or the nearest larger whole number, but no vote with respect to the election of the other directors. The holders of the Class B

Common Stock have the right to elect the remaining directors. At the meeting, ten Class B Directors will be elected by the Class B Stockholders and four Class A Directors will be elected by the Class A Stockholders.

     Unless you request on your proxy card that voting of your proxy be withheld for any one or more of the following nominees for director, proxies of Class A Common Stock will be voted for the election of the four nominees for Class A Directors named below and proxies of Class B Common Stock will be voted for the election of the ten nominees for Class B Directors named below, all to serve until the next annual meeting of stockholders and until their successors are elected or chosen. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxy will be voted for any nominee who shall be designated by the present Board to fill such vacancy.

Nominees for Class A Directors

     Larry Jinks, 68, has been a Director of the Company since July 1995. He spent 37 years with Knight Newspapers and Knight-Ridder, Inc. and, during that time, he served as managing editor of The Miami Herald from 1966 to 1972, as executive editor of The Miami Herald from 1972 to 1976, as editor of the San Jose Mercury News from 1977 to 1981, as a corporate officer of Knight-Ridder from 1981 to 1989, and as publisher of the San Jose Mercury News from 1989 to 1994. He is a member of the executive committee of the Newspaper Management Center at Northwestern University and is chairman of the Knight Foundation's Journalism Advisory Committee.

     Joan F. Lane, 68, has been a Director of the Company since March 1989. From 1982 to 1992, Mrs. Lane served as Special Assistant to the Dean of the School of Humanities and Sciences of Stanford University. She is currently a Special Assistant to the Board of Trustees and the President of Stanford University. She served on the board of directors of The Brown Group, Inc. from 1985 to 1996, and has served as a director of the James Irvine Foundation from 1990 to the present, and as a trustee of the San Francisco Foundation from 1984 to November 1991. She was a member of the board of trustees of Smith College from 1978 to 1985, and chairman of that board from 1982 to 1985.

     S. Donley Ritchey, 63, has been a Director of the Company since July 1985. He retired from Lucky Stores in 1986, where he was chief executive officer and chairman of its board of directors. Mr. Ritchey is a director of Pacific Telesis Group, Hughes Markets, Inc., De La Salle Institute and the Rosenberg Foundation. He is currently managing partner of Alpine Partners, a family investment general partnership. He served as a council member of the town of Danville, California from 1987 to 1995 and has twice served as mayor of Danville.

     Frederick R. Ruiz, 53, has been a Director of the Company since July 1993. He is chairman and chief executive officer of Ruiz Foods, Inc., a family-owned frozen food manufacturer, having been a co-founder with his father of that business in 1964. He has served on the board of directors of Gottschalks, Inc. since 1992. In 1992, Mr. Ruiz' company received the U.S. Small Business Association's National Entrepreneurial Success Award and was inducted into the SBA Hall of Fame in Washington, D.C. Mr. Ruiz is a member of the board of the College of the Sequoias Foundation; a member of the President's Advisory Board, Business Advisory Council of the School of Business, and Board of Governor's Foundation, and past chairman of the Valley Business Center, School of Business, all at California State University, Fresno. He is a member of the board of trustees of Valley Children's Hospital, Fresno, serves on the board of the California Hispanic Business College Fund, and is a review board member for the U.S. Military Academy.

Nominees for Class B Directors

     William K. Coblentz, 74, has been a Director of the Company since March 1979. He is a senior partner in the San Francisco law firm of Coblentz, Cahen, McCabe & Breyer. He was a member of the board of directors of Pacific Telesis Group from 1976 to 1992 and is a member of the boards of directors of the Koret Foundation, The Central Valley Foundation and the Public Policy Institute of California. From 1964 through 1980 Mr. Coblentz was a member of the University of California
Board of Regents and was its chairman for two years.

     Molly Maloney Evangelisti(1), 44, has been a Director of the Company since July 1995. She worked in various capacities for The Sacramento Bee from October 1978 to December 1996, including the oversight of special projects for The Sacramento Bee.

     William L. Honeysett, 59, has been a Director of the Company since July 1993 and its Senior Vice President since May 1995. Prior to that date, he had been Executive Vice President since February 1994 and Vice President, Operations since October 1991. Until October 1991 he was publisher of The (Tacoma, Washington) News Tribune. Mr. Honeysett was a regional president for Gannett Co., Inc. before becoming publisher in Tacoma. He is a former director of the Pacific Northwest Newspaper Association.

     Betty Lou Maloney(1), 76, has been a Director of the Company since July 1975 and Assistant Secretary of the Company since August 1980.

     James B. McClatchy(1), 75, is Publisher of McClatchy Newspapers, having been elected to that position in July 1987. He served as the Chairman of the Company's Board of Directors, from April 1989 to May 1995 and from August 1980 to July 1987. Mr. McClatchy was a Director of the Company from 1943 through 1965, was again elected a Director in March 1976 and has served in that capacity since that time. He is a former owner and publisher of several weekly newspapers in California and Nevada. He is a board member and past president of the Inter-American Press Association, board chairman and director of the French American International School, and a director and president of The Central Valley Foundation.

     William Ellery McClatchy(1), 71, has been a Director of the Company since March 1976 and Assistant Secretary since August 1980.

     Erwin Potts, 64, has been the Chairman of the Board of Directors of the Company since May 1995. Mr. Potts served as Chief Executive Officer of the Company from April 1989 to May 1996, as President from July 1987 to May 1995 and as Chief Operating Officer from July 1987 to April 1989. He was the Company's Executive Vice President from March 1985 to July 1987, and a Vice President from March 1979 to March 1985. In addition, Mr. Potts has been a Director of the Company since 1976. He is a member of the advisory board of the John S. Knight Fellowship at Stanford University, and from 1989 to 1992 was a member of the advisory board of the University of North Carolina School of Journalism. He is a member of the Newspaper Association of America board of governors, a director of the Sacramento Regional Foundation, a former member of the California Business Roundtable, and a former director of the California Newspaper Publishers Association.

     Gary B. Pruitt, 39, has been Chief Executive Officer since May 1996 and President since May 1995. He served as Chief Operating Officer of the Company from May 1995 to May 1996. He has been a Director of the Company since July 1995. From May 1994 to May 1995 he served as Vice President, Operations and Technology of the Company. Prior to that time he was Publisher of The Fresno Bee from October 1991 to May 1994. He served the Company as Secretary and General Counsel from 1987 to 1991 and Counsel from 1984 to 1987. Mr. Pruitt also held the position of Assistant to the Vice President of Operations from March 1991 to October 1991, and Assistant to the President of The Sacramento Bee from April 1990 to March 1991. He currently serves as director of the American Press Institute and the Crocker Art Museum Association. He is also a member of the Chancellor's Committee for The University of California, Berkeley, the California Business Roundtable and the Associated Press Auditing Committee.

--------
     (1) James B. McClatchy and William Ellery McClatchy are brothers. Betty Lou Maloney is their cousin by marriage. Molly Maloney Evangelisti is Betty Lou Maloney's daughter.

     William M. Roth, 80, has been a Director of the Company since September 1980. He was chief financial officer for Matson Navigation Company from 1952 to 1961, chairman of the board of Pacific Life Assurance Company from 1960 to 1963, and U. S. Ambassador and Special Trade Representative from 1963 to 1969. He also served as a member of the University of California Board of Regents for 16 years.

     James P. Smith, 59, is Vice President, Finance and Treasurer of the Company. He has been a Director of the Company since March 1982. He was named Vice President, Finance in December 1985 and Treasurer in July 1980. Prior to that time he had served as Assistant Treasurer. Mr. Smith served as Secretary from July 1980 through January 1987. Mr. Smith has been the Company's chief financial officer since 1980.

Other Executive Officers

     Peter M. CaJacob, 53, has been Vice President, Human Resources of the Company since December 1993. He joined the Company as its Director of Human Resources in February 1990. From 1989 to February 1990 he was director of human resources for the GenCorp Automotive Group and prior to that time held management positions in human resources with Aerojet General Corporation and Whirlpool Corporation. Mr. CaJacob served on the board of directors of the Industrial Relations Bureau of the California Newspaper Publishers Association in 1990 and 1991.

     Gregory E. Favre, 61, has been Vice President, News of the Company since January 1990 and Executive Editor of The Sacramento Bee since 1984. Prior to that he was managing editor of the Chicago Sun Times and managing editor of the Chicago Daily News. Mr. Favre is a past President and a director of the American Society of Newspaper Editors and a board member and membership chair of the Inter-American Press Association. He is a member of the Journalism Values Institute and of the ASNE Foundation Board. He was named California Newspaper Executive of the Year by the California Newspaper Publishers Association in 1993. He served as President of the California Society of Newspaper Editors during the 1988-1989 term.

     Karole Morgan-Prager, 34, has been General Counsel and Corporate Secretary of the Company since July 1995. From May 1992 to July 1995 she was Associate General Counsel of The Times Mirror Company. She was an associate with the Morrison & Foerster law firm from October 1987 to May 1992.

Committees of the Board of Directors

     The Board of Directors held six meetings and one organizational meeting during 1996. The Board of Directors of the Company has the following standing committees: Compensation Committee, Audit Committee, Pension and Savings Plans Committee, and Committee on the Board. The Board has no nominating committee.

     Mr. Coblentz, Chairperson, Mr. Jinks, Mrs. Lane, and Mr. Ritchey are the members of the Compensation Committee. The Compensation Committee adopts and administers the following compensation plans for executive officers and certain other employees of the Company: the Management By Objective Plan, the Executive Performance Plan, the Employee Stock Purchase Plan, the 1987 Stock Option Plan and the 1994 Stock Option Plan. The Compensation Committee held three meetings in 1996.

     Mr. Ruiz, Chairperson, Mr. Coblentz, Mrs. Lane and Mr. Ritchey are the members of the Audit Committee. The Audit Committee recommends selection of the independent auditors for the Company to the Board (selection being subject to ratification by the stockholders), reviews the scope and results of the annual audit, approves the services to be performed by the independent auditors, and reviews the independence of the auditors, the performance and fees of the independent auditors, the effectiveness and adequacy of the systems of financial reporting and internal accounting controls, and the scope and results of internal auditing procedures. The Audit Committee held four meetings during 1996.

     Mrs. Lane, Chairperson, Mr. Coblentz, Mr. Jinks, Mr. Ritchey, Mr. Roth, and Mr. Ruiz are the members of the Committee on the Board. The Committee on the Board develops criteria for Board membership and advises the Board with respect to such other matters relating to directors as may be deemed appropriate. The Committee on the Board held one meeting in 1996.

     Mr. Ritchey, Chairperson, Mr. Coblentz, Mrs. Lane and Mr. Smith are the members of the Pension and Savings Plans Committee. The Pension and Savings Plans Committee reviews the Company's pension funding policy and objectives, monitors the investment of the assets in the Plans, and recommends appropriate related action to the Board of Directors. The Pension and Savings Plans Committee held two meetings in 1996.

     All Board and Committee members, attended more than 75% of the meetings of the Board and/or Committees on which he or she served, except William Coblentz, who attended 71% of the Board meetings and 50% of the Audit Committee meetings; Betty Lou Maloney, who attended 71% of the Board meetings; and William Roth, who attended 57% of the Board meetings.

                                 STOCK OWNERSHIP

Class B Common Stock

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class B Common Stock as of March 17, 1997 by (i) certain of the Company's Directors and nominees for

Director, (ii) all executive officers and Directors of the Company as a group, and (iii) each person known by the Company to own beneficially more than 5% of the outstanding shares of its Class B Common Stock.

          Certain Directors, Directors and                  Number of Shares
           Executive Officers as a Group,                      of Class B
                 and 5% Stockholders(2)                       Common Stock(3)       Percent

James B. McClatchy....................................         16,074,053(4)           %
William K. Coblentz...................................         13,769,049(5)           %
William Ellery McClatchy..............................         13,000,000(6)           %
Erwin Potts...........................................         12,500,000(7)           %
William M. Roth.......................................         12,500,000(7)           %
Molly Maloney Evangelisti.............................          3,812,500              %
Brown McClatchy Maloney...............................          3,730,748(8)           %
Betty Lou Maloney.....................................          1,850,000              %
All executive officers and directors as a group
  (17 persons).......                                          21,907,021              %

--------

(2)  All addresses: c/o McClatchy Newspapers, Inc., P. O. Box 15779,
Sacramento, CA 95852-0779.

(3) Share holdings reflect the 25% (five for four) stock dividend on the Company's Class A and Class B Common Stock, paid on January 2, 1997 to stockholders of record on December 16, 1996.

(4) Includes: (i) 12,500,000 shares held under five separate trusts with 2,500,000 shares and different income beneficiaries. James B. McClatchy, William
Ellery McClatchy, William K. Coblentz, William M. Roth and Erwin Potts share joint voting and investment control with respect to these trusts. James B.
McClatchy disclaims beneficial ownership of all but 2,500,000 shares in one such trust as to which he has a present income interest. (ii) 598,581 shares over which James B. McClatchy and William K. Coblentz share joint voting and investment control as co-executors under the will of Charles K. McClatchy, deceased. James B. McClatchy disclaims beneficial ownership of these shares.
(iii) 500,000 shares over which James B. McClatchy, William Ellery McClatchy and
William K. Coblentz share joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased.
James B. McClatchy disclaims beneficial ownership of these shares.

(5) Includes: (i) 12,500,000 shares held under five separate trusts with 2,500,000 shares and different income beneficiaries. James B. McClatchy, William
Ellery McClatchy, William K. Coblentz, William M. Roth and Erwin Potts share joint voting and investment control with respect to these trusts. William K.
Coblentz disclaims beneficial ownership of these shares. (ii) 598,581 shares over which James B. McClatchy and William K. Coblentz share joint voting and investment control as co-executors under the will of Charles K. McClatchy, deceased. William K. Coblentz disclaims beneficial ownership of these shares.
(iii) 500,000 shares over which James B. McClatchy, William Ellery McClatchy and
William K. Coblentz share joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased.
William K. Coblentz disclaims beneficial ownership of these shares. (iv) 170,468 shares with regard to which William K. Coblentz acts as a co-trustee under one trust agreement with voting and investment control shared with other trustees.
William K. Coblentz and his co-trustees disclaim beneficial ownership of these shares.

(6) Includes: (i) 12,500,000 shares held under five separate trusts with 2,500,000 shares and different income beneficiaries. James B. McClatchy, William
Ellery McClatchy, William K. Coblentz, William M. Roth and Erwin Potts share joint voting and investment control with respect to these trusts. William Ellery
McClatchy disclaims beneficial ownership of all but 2,500,000 shares in one such trust as to which he has a present income interest. (ii) 500,000 shares over which James B. McClatchy, William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased. William Ellery McClatchy disclaims beneficial ownership of these shares.

(7) These shares are held under five separate trusts each with 2,500,000 shares and different income beneficiaries. James B. McClatchy, William Ellery
McClatchy, William K. Coblentz, William M. Roth and Erwin Potts share joint voting and investment control with respect to these trusts. Both Erwin Potts and William M. Roth disclaim beneficial ownership of these shares.

(8) Includes 123,428 shares held in four trusts for the benefit of each of his four children, each containing 30,857 shares. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy
Maloney disclaims beneficial ownership of these shares.

Class A Common Stock

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock as of March 17, 1997 by (i) each of the Company's Directors and nominees for Director, (ii) each of the Company's executive officers, (iii) all executive officers and Directors of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of its Class A Common Stock. In addition, holders are deemed to beneficially own shares of Class A Common Stock subject to stock options which are currently exercisable or exercisable within sixty days of the record date. A holder of Class B Common Stock is deemed to be the beneficial owner of the same number of shares of Class A Common Stock under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, on the basis that he or she has the right, subject to the terms of the Stockholders Agreement discussed later in this Proxy Statement, to acquire beneficial ownership of Class A Common Stock by converting Class B Common Stock into Class A Common Stock. In calculating the percentage of outstanding shares of Class A Common Stock beneficially owned by each stockholder, the shares of Class A Common Stock which each stockholder is deemed to own because of such stockholder's ownership of Class B Common Stock are considered outstanding only with respect to such stockholder. Consequently, the column which presents the percentage of deemed beneficial ownership of Class A Common Stock does not reflect the beneficial ownership of Class A Common Stock which is actually outstanding as of March 17, 1997.

                                                              Deemed Beneficial Ownership of
                                                                    Class A Common Stock
                                                              ------------------------------
                                           Beneficial
                                          Ownership of
                                       Outstanding Shares
   Directors, Executive Officers,          of Class A
  Directors and Executive Officers        Common Stock        Number of Shares
         as a Group, and 5%            (including Shares         of Class A
           Stockholders(9)              held by spouse)         Common Stock         Percent
           ------------                 ---------------         ------------         --------

James B. McClatchy                           12,500              16,086,553                  %
William K. Coblentz                          12,189(10)          13,781,238                  %
William Ellery McClatchy                     10,439(11)          13,010,439                  %
Erwin Potts                                  71,572(12)          12,571,572                  %
William M. Roth                              16,814(11)          12,516,814                  %
Molly Maloney Evangelisti                    12,302               3,824,820                  %
Brown McClatchy Maloney                         --                3,730,748                  %
Betty Lou Maloney                            10,314(11)           1,860,314                  %
Sue Maloney Stiles                            9,625               1,289,832                  %
Kevin Sorensen McClatchy                        --                  707,968                  %
Adair Rideout McClatchy                         --                  482,968                  %
Gary B. Pruitt                               57,936(13)              57,936(14)              6
James P. Smith                               74,296(15)              74,296(14)            (6)
William L. Honeysett                         76,304(16)              76,304(14)            (6)
Gregory E. Favre                             25,170(17)              25,170(14)            (6)
S. Donley Ritchey                            12,814(11)              12,814(14)            (6)
Joan F. Lane                                 11,564(11)              11,564(14)            (6)
Frederick R. Ruiz                             5,064(18)               5,064(14)            (6)
Larry Jinks                                     625                     625(14)            (6)
Barclays Global Investors, N.A. and
  affiliated entities                       429,776                 429,776                  %
Vanguard/PrimeCap Fund, Inc.                487,500                 487,500                  %
All executive officers and                  441,497              23,612,794                  %
directors as a group (17 persons
as Beneficial Owners)(19)

--------

(9)  All addresses are c/o McClatchy Newspapers, Inc., P. O. Box
15779, Sacramento, CA 95852-0779, except as follows:

         Barclays Trust and Banking Company (Japan) Ltd.
         2-2 Otemachi 2-Chome
         Tokyo Japan 100

         Barclays Global Investors, N.A.
         Barclays Global Fund Advisors
         45 Fremont Street
         San Francisco, CA 94105

         Vanguard/PrimeCap Fund, Inc.
         P. O. Box 2600
         Valley Forge, PA 19482

(10) Includes 8,439 shares subject to stock options which are currently exercisable.

(11) Includes 10,314 shares subject to stock options which are currently exercisable.

(12) Includes 29,563 shares subject to stock options which are currently exercisable.

(13) Includes 49,900 shares subject to stock options which are currently exercisable.

(14)  Percentage is less than one percent.

(15) Includes 60,250 shares subject to stock options which are currently exercisable.

(16) Includes 47,189 shares subject to stock options which are currently exercisable.

(17) Includes 24,650 shares are subject to stock options which are currently exercisable.

(18) Includes 2,184 shares subject to stock options which are currently exercisable.

(19) Includes 295,403 shares subject to stock options which are currently exercisable.


Agreement Among Class B Stockholders

     The owners of all outstanding shares of Class B Common Stock of the Company are parties to an agreement which will terminate September 17, 2047 (unless terminated earlier in accordance with its terms), in which they have agreed, for themselves, their successors and assigns, that subject to certain exceptions no one of them may make any transfer of any shares of Class B Common Stock (unless such shares are, as generally permitted by the agreement, first converted into Class A Common Stock) except to one or more "Permitted Transferees." For purposes of the agreement, a Permitted Transferee is any current holder of Class B Common Stock of the Company; any lineal descendant of Charles K. McClatchy (1858 - 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more of such lineal descendants.

     In the event that a party to the agreement attempts to transfer any shares of Class B Common Stock or any interest therein in violation of the agreement, or upon the happening of certain other events enumerated in the agreement as "Option Events," the remaining parties will acquire options to purchase the Class B Common Stock of the party attempting to transfer the same or otherwise affected by the particular Option Event. Such options to purchase will entitle each remaining party to purchase that number of shares of Class B Common Stock which is proportionate to that party's respective holdings of Class B Common Stock prior to such purchase. If all such shares are not purchased by the remaining parties, the Company will have the option to purchase the remaining shares. In general, any shares not so purchased pursuant to this procedure may thereafter be converted into shares of Class A Common Stock and then transferred freely (unless following such conversion the outstanding shares of Class B Common Stock would constitute less than 25% of the total number of all outstanding shares of Common Stock of the Company). The intent of the foregoing agreement is to preserve family control of the Company. Such agreement may be terminated by the vote of the holders of 80% of the outstanding shares of Class B Common Stock who are subject to such agreement.

                                  COMPENSATION

Directors' Compensation

     Nonemployee Directors, including for this purpose Betty Lou Maloney, Molly Maloney Evangelisti and William Ellery McClatchy, are currently compensated at the rate of $28,000 per year plus $1,200 per day for meetings of the Board of Directors and $750 per day for in-person attendance at Committee meetings; attendance at Committee meetings by teleconference is compensated at the rate of $500 for the first meeting and $250 for the second meeting on any day. Compensation for attendance at meetings is subject to a limitation of two meetings in any one day, whether Committee or Board and Committee and whether by teleconference or in-person attendance.

     Pursuant to the 1990 Directors' Stock Option Plan, each nonemployee Director receives on the date of each annual meeting of stockholders at which he or she is elected an automatic grant of an option for 1,875 shares of Class A Common Stock (as adjusted for the five for four stock split paid by the Company on January 2, 1997). The stock options are granted at fair market value, have a ten-year term and vest equally over four years commencing on March 1 following the date of award.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is composed entirely of Directors who are not employees of the Company. The Committee sets the salary and annual cash bonus of the Chairman of the Board and the Chief Executive Officer and, after review, acting on the recommendation of the CEO, approves the annual cash compensation of other named executive officers. The Committee also administers the Company's employee stock option plans and the Executive Performance Plan, and in so doing, designates all persons who will receive awards and sets the amount, form and other conditions of the awards.

     The principal elements of the Company's executive compensation program are
(1) annual base salary, (2) annual cash bonus based on assessment of success in meeting performance objectives on an individual, unit and/or Company-wide basis,
(3) cash compensation under the Executive Performance Plan based upon growth in earnings per share of the Company's stock and year-over-year improvement in pretax income, and (4) stock option awards under the stock option plans providing equity compensation, the value of which will ultimately be determined by growth over time in the market price of the Company's stock. Together these elements constitute an integrated compensation program which focuses on both short-term and long-term performance utilizing a combination of cash and equity incentives. The program is designed to reward and create incentives for excellence in individual achievement as well as Company performance.

     In evaluating Company performance, the Committee considers improvement in revenue and earnings, growth in circulation, product excellence and market acceptance, sound strategic planning, development of new products and services, and community involvement and good corporate citizenship. In evaluating individual performance of key executives, the Committee also reviews leadership and individual achievement.

     The Committee believes the Company's established compensation program is vital to the achievement of Company objectives, in that it will:

     - Enable the Company to attract and retain key executives essential to the long-term success of the Company;

     - Motivate and reward senior executives for development and achievement of sound strategic business objectives; and

     - Provide opportunity to selected executives to acquire a proprietary interest in the success of the Company through stock ownership under the Company's stock option plans and employee stock purchase plan.

     In 1994, the Company submitted for a vote of the stockholders its 1994 Stock Option Plan to maximize the tax deductibility of such awards upon exercise under Section 162(m) of the Internal Revenue Code, as amended. Although the Company has not qualified under Section 162(m) salary and cash bonus compensation paid to its executive officers, historically such compensation has not exceeded more than $1 million in any tax year for any of the Company's five highest paid executive officers. In the future, the Company may determine to qualify such compensation, to the extent it exceeds or is expected to exceed the $1 million threshold. However, the Company may also determine to pay compensation to the executive officers that may not be deductible.

Compensation of Executive Officers, 1996

     Salary and incentive levels of the Company's executive officers for fiscal year 1996 were reviewed by the Compensation Committee in late 1995. Bonuses were subsequently determined and paid based on a year-end assessment of results versus predetermined objectives.

     Salaries. In determining salaries, the Committee reviews publicly available information on compensation at each company included in the Peer Group, with particular emphasis on salary levels on Peer Group companies with market capitalization comparable to the Company. The Peer Group consists of those companies included in the Company's Five-Year Performance Graph below. The Committee also considers internal pay equity factors, general economic conditions, financial performance of the Company (growth in revenues, ability to control operating costs, improvement in operating cash flow and operating income, and improvement in net income), and individual responsibility, experience and job performance. No specific weight is assigned to any particular factor.

     Based on the foregoing, the Committee granted 1996 salary increases to executive officers ranging from 2.3% to 47.2% over prior year salary. With the exception of Mr. Pruitt, who received the 47.2% increase as a result of the increase in his responsibilities and his promotion to Chief Executive officer, the Committee considers these increases to be consistent with salary and wage increases granted throughout the Company, and believes that base salaries for the Company's executive officers are at or below the median base salaries for the Peer Group.

     Bonus Awards. It is the goal of the Committee to establish bonus opportunities that are meaningful in relation to the total compensation of a participant. The bonus opportunity is also related to the participant's level of responsibility. In general, in evaluating performance, the higher the level of responsibility, the greater the proportion of the executive's total compensation at risk. Awards under the MBO annual bonus plan, which applies to each executive officer other than the CEO and James B. McClatchy, were based on full or partial achievement of preestablished performance goals. The performance objectives applicable to Messrs. Honeysett, Smith and Favre are achievement of (i) Company-wide financial performance levels against annual budgets, (ii) predetermined functional operating goals, and (iii) product and management improvement objectives. Applying these objectives, operating income and net income level, as well as other financial and operating performance factors, e.g., earnings per share, circulation growth, capital expense control, diversity training, marketing, newsprint purchasing, management development, technological innovation, long-range planning, cash management, control of receivables, investor relations, litigation management, and internal audit procedures were considered in determining 1996 bonuses for Messrs. Honeysett and Smith. Also, as a result of Mr. Favre's position as Executive Editor of The Sacramento Bee, as well as Vice President, News of the Company, in determining Mr. Favre's 1996 bonus, the financial performance of The Sacramento Bee together with continued improvement in the quality of news content consistent with achievement of the Company's financial objectives were considered.

     Each performance objective was weighted to reflect its relative performance to specific short-term and long-term financial, strategic and/or management practices goals applicable to the individual. To determine the bonus to which a participant is entitled, a certain number of points up to 100 were awarded to each executive officer based upon his performance during the year. A certain percentage of total points possible, typically not exceeding 10%, is reserved for subjective evaluation. Points are applied as a percentage, to an amount equal to a predetermined percent, varying from 25 percent to 40 percent (depending on the particular participant) of his or her base salary during the year.

     As noted above, Mr. McClatchy is not subject to the Company's MBO annual bonus plan, and, therefore, the Committee determined his 1996 bonus separately. In determining Mr. McClatchy's 1996 bonus, the Committee considered the Company's record financial performance in 1996, as described below, as well as his contribution to the Company's editorial committee.

     Stock Option Awards. Stock option awards are usually granted each year to selected management personnel, including all executive officers permitted by the terms of the employee stock option plans to participate. However, no stock options were awarded in 1993, with the result that the 1994 awards (which would under prior practice have been made in late 1993) were not made until January, 1994. Returning to past practice, stock option awards for 1995 were established in late 1994. Thus awards for both 1994 and 1995 were granted during calendar 1994.

     In fixing stock option grants, the Committee through subjective evaluation processes determines the award for the CEO, and as to the four remaining named executive officers participating in the stock option plans, considers the recommendation of the CEO. Elements given weight by the Committee in considering the number of options to be awarded are individual responsibility and accountability, anticipated contributions, and long-term value of the participant to the Company. The process employed by the Committee in determining individual awards under the Company's employee stock option plans, including those of executive officers, relates primarily to levels of responsibility but also includes subjective factors not subject to predetermined specific criteria. The Committee awarded no stock options to Mr. Potts for 1997.

     Executive Performance Incentive Awards. Awards for 1996 under the Company's Executive Performance Plan ("EPP") were made in late 1995. These awards are comprised of EPS Units and Performance Units. An EPS Unit represents a contingent right to receive cash in an amount equal to the earnings (as defined in the Plan) attributable to one share of the Company's stock. An Improvement Unit represents a contingent right to receive cash in an amount equal to $1 times the number of percentage points not in excess of 25 by which pretax earnings for the year of grant exceed the pretax earnings for the prior year. The award vests over a period of four years, commencing March 1 of the year following the year for which the grant is made. A total of $495,700 was awarded to the Company's executive officers for 1996 under this Plan.

     While EPP compensation is tied to the Company's stock and financial performance, executives selected as participants and the number of EPS Units and Improvement Units awarded is set after review, acting on the recommendation of the CEO. EPP awards contribute to keeping participating executives sharply focused upon maintenance of strong stockholder value even in challenging economic environments. The selection of participants and determination of award units relates primarily to levels of responsibility, but also includes subjective factors not subject to specific criteria. The Committee made no EPP award to Mr. Potts for 1997.

Compensation of the Chief Executive Officer, 1996

     On May 15, 1996, Mr. Pruitt was named Chief Executive Officer of the Company and continued in his role as President. As of that date, Mr. Potts continued in his role as Chairman of the Board. Mr. Potts' 1996 salary, which was determined in late 1995, was $540,020, a 2.3% increase over his prior year salary, reflecting the anticipated changes in Mr. Potts' responsibilities at the Company in 1996, as well as the lingering effects of the California recession, the impact of higher newsprint prices and continued restraint on costs. Mr. Pruitt's 1996 salary was also considered in late 1995 and was set at that time at $400,000, a 30.8% increase over his 1995 salary, reflecting his increased responsibilities at the Company. As noted above, Mr. Pruitt was named CEO on May 15, 1996. On June 1, 1996, the Company entered into an employment agreement with Mr. Pruitt, which is discussed in more detail below, and, as of that date, his salary was increased an additional 16.4% to $450,000.

     In determining the 1996 bonus award for both Mr. Potts and Mr. Pruitt, the Committee subjectively assessed the Company's financial performance, as well as each of their individual accomplishments during the year. Mr. Potts' bonus for 1996, awarded in January 1997, was not based on specific predetermined financial targets, other than the expectation that the Company would meet or exceed its budgeted financial goals. The Cmmittee considered the Company's overall results for the year, taking into account the level of his responsibility and accountability, and his individual performance as the Company's Chief Executive Officer through May 15, 1996. The $125,000 bonus awarded to Mr. Potts by the Compensation Committee reflected the Company's record financial and operational results for 1996, as described below. The Committee also considered the role Mr. Potts' played in the successful transition of Mr. Pruitt to CEO, as well as the financial performance of the News and Observer Publishing Company (N&O), which was acquired by the Company, under Mr. Potts' direction, in 1995 and outperformed management's expectations in 1996.

     In determining Mr. Pruitt's bonus, the Committee considered the Company's 1996 operating and financial results as well as Mr. Pruitt's performance as the CEO from May 15 through the end of the year. The $225,000 bonus awarded to Mr. Pruitt reflected the Company's strong financial and operating results in 1996, as well as the structural changes that occurred under his leadership as managment continued sharpening the Company's strategic focus on operating mid-sized newspapers in growth markets. These changes included the sale of the Company's five community newspapers, the sale of the internet access business operated by Nando, the Company's national internet publisher, and the migration of the Company's legislative online tracking business, Legi-Tech, to the World Wide Web.

     During 1996, the Company had earnings of $44.5 million, up 32.3% over 1995 earnings of $33.6 million, with a resulting increase in earnings per share from $.90 in 1995 to $1.18. The Company posted record revenues and operating income in 1996, and except for a one-time favorable tax adjustment in 1994, achieved record earnings. Revenues were up 15.4% to $624.2 million due primarily to the addition of the N&O. Advertising revenues increased 15.7% to $484.5 million and circulation revenues were up 13.7% to $108.3 million. Expenses reflected lower newsprint prices and cost controls, as well as lower financing costs as debt was repaid. The Company's financial results produced an accrual under the fixed formula of the EPP of cash compensation for 1996 of $108,486 for Mr. Potts and $96,214 for Mr. Pruitt.(20) Average paid daily circulation of the Company's 13 daily newspapers grew in 1996 by 0.3 %, despite the continued national trend of declining circulation.

     The Committee, in setting salary and bonus levels for Mr. Potts and Mr. Pruitt, and in fixing the number of stock option awards granted to Mr. Pruitt under the Company's employee stock option plans, and EPS and Improvement Units awarded him under the EPP, does not assign relative weight to the indicated factors. The process is primarily subjective in nature. Each committee member may well accord a different weight to the various factors considered.

     The tables which follow, and accompanying narrative, reflect the decisions covered by the above discussion.

                                            WILLIAM K. COBLENTZ, Chairman
                                            LARRY JINKS
                                            JOAN F. LANE
                                            S. DONLEY RITCHEY


                             EXECUTIVE COMPENSATION

     The following tables set forth the annual compensation paid or accrued by the Company to or on behalf of the Chief Executive Officer and each of the four other most highly compensated executive officers of McClatchy Newspapers, Inc. for the fiscal years December 31, 1994, 1995 and 1996.

--------

(20) These sums are not immediately available to Mr. Potts and Mr. Pruitt, but vest at the rate of 25% annually over a four-year period commencing March 1, 1996. However, under the Company's Executive Performance Plan, the amounts awarded vest by an additional 25% upon a participant's early retirement under the Company's Restated Retirement Plan. Upon normal retirement under the Company's Restated Retirement Plan, 100% of the amounts awarded vest immediately.

                                           SUMMARY COMPENSATION TABLE
                                                                                         Long-Term
                                                                                       Compensation
                                              Annual Compensation                         Awards
                                   ----------------------------------------            --------------
                                                                      Other Annual    Securities      All Other
    Name and                                                          Compensation    Underlying    Compensation
Principal Position                 Year     Salary($)  Bonus($)          ($)(21)    Options(#)(22)     ($)(23)
------------------                 ----     ---------  -------        ------------  --------------  ------------

Potts, Erwin                       1996      540,020   125,000         108,486                0        29,591
     Chairman and                  1995      528,008   275,000          20,496           31,250        14,539
     Former CEO                    1994      503,000   300,000          90,251           55,750        13,629

Pruitt, Gary B.(24)                1996      429,167   225,000          96,214           62,500        17,936
     President and CEO             1995      305,778   125,000          11,760           25,000         6,645
                                   1994      228,497    62,775         177,888(25)       27,500         6,406

Honeysett, William L.              1996      370,006   125,802          83,800            8,750        17,231
Senior Vice                        1995      360,048   102,254          16,800           18,750         8,384
     President                     1994      335,000   117,244          66,926           33,250         7,669

Smith, James P.                    1996      280,020    57,754          62,410           12,500        21,473
     Vice President,               1995      273,494    47,861          11,760           12,500         8,238
     Finance and CFO               1994      263,500    60,601          49,451           24,500         7,669

Favre, Gregory E.                  1996      232,024    50,175          52,780           12,500        19,012
     Vice President,               1995      225,004    48,376          10,080           12,500         8,712
     News                          1994      215,000    50,315          41,891           23,750         8,235

James B. McClatchy                 1996      217,516    40,000               0                0        26,590
     Publisher                     1995      212,500    32,000               0                0        25,047
                                   1994      206,024    40,000               0                0        24,249


--------

(21)  Represents earnings accrued under the Company's Executive Performance
Plan. These earnings are vested and paid out in four equal annual installments of 25% each commencing March 1 following the year for which the award is made;
no portion of the amount earned in 1996 was paid to the participants in 1996.
However, under the Company's Executive Performance Plan, the earnings vest by an additional 25% upon a participant's early retirement under the Company's
Restated Retirement Plan. Upon normal retirement under the Company's Restated
Retirement Plan, 100% of the earnings vest immediately.

(22) Stock option awards have been adjusted to reflect the Company's five for four stock split, paid in the form of a stock dividend on shares of its Class A and Class B Common Stock on January 2, 1997, to stockholders of record on December 16, 1996.

(23)  This sum includes (i) Company contributions to the Company's 401(k)
Plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (included under Salary) made by each to such Plan, and
(ii) premium payments to continue life insurance coverage under the Group
Executive Life Insurance Plan at a level not otherwise available under the Company's standard life insurance coverage. The amount of the contribution to the Company's 401(k) Plan for each named executive officer for 1996 was $6,000.

(24) Mr. Pruitt became an executive officer on May 18, 1994. With respect to Mr. Pruitt's 1996 salary, from January 1, 1997 through May 31, 1996 his salary was $400,000. On June 1, 1996, his salary was increased to $450,000.

(25) This amount also represents certain perquisites, including $126,089 paid to Mr. Pruitt as reimbursement of relocation expenses.

                               STOCK OPTION AWARDS

     The following table contains information concerning stock option awards to the named executive officers during the year ended December 31, 1996, as adjusted to reflect the 25% (five for four) stock dividend on the Company's Class A and Class B Common Stock, paid on January 2, 1997 to stockholders of record on December 16, 1996. Annual stock option grants consist of stock options granted based upon assessment by the

Compensation Committee of the individual's past performance, level of responsibility and accountability, anticipated future contributions and long-term value to the Company. Stock options are granted at fair market value, have a ten-year term and vest equally over four years commencing on March 1 following the date of award.

            (a)                      (b)             (c)            (d)             (e)                 (f)
                                 Securities      % of Total
                                  Underlying       Options       Exercise
                                   Options       Granted to       or Base                           Grant Date
                                   Granted        Employees        Price        Expiration         Present Value
Name                                 (#)       in Fiscal Year     ($/Sh)           Date              ($)(26)
----                             -----------   --------------   ----------     ------------          -------

Potts, Erwin...................         0              0%         n/a                n/a                n/a

Pruitt, Gary B. ...............    62,500           30.0%         $25.10      12-11-2006              $534,730

Honeysett, William L. .........    18,000            8.7%         $25.10      12-11-2006               160,417

Smith, James P.................    12,500            6.0%         $25.10      12-11-2006               106,946

Favre, Gregory E. .............    12,500            6.0%         $25.10      12-11-2006               106,946

James B. McClatchy ............         0              0%           n/a           n/a                    n/a

--------

(26) Options vest in increments of 25% over four years. These values are determined using the Black- Scholes Option Pricing Model. The Black-Scholes
Option Pricing Model is one of the methods permitted by the Securities and Exchange Commission for estimating the present value of options. The
Black-Scholes Option Pricing Model is based on assumptions as to certain variables as described below, and is not intended to estimate, and has no direct correlation to, the amount that an individual will actually realize upon exercise of options. The actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The values listed above were based on the following assumptions: volatility (measured as the annualized standard deviation of the sample, as determined from the daily closing prices over the past seven years, ending with December 31, 1996) of .279; risk free rates of return of 6.1% to 6.3%; dividend yields of 1.2% to 1.4%; and time of exercise ranging from 4.3 to 7.3 years as the options vest.


                          OPTION EXERCISES AND HOLDINGS

     The following table shows the number of shares of Class A Common Stock represented by outstanding stock options held by each of the five most highly compensated executive officers as of December 31, 1996, and the value of such options based on the closing price of the Company's Class A Common Stock on Tuesday, December 31, 1996, each as adjusted to reflect the 25% (five for four) stock dividend on the Company's Class A and Class B Common Stock, paid on January 2, 1997 to stockholders of record on December 16, 1996.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                        Number of           Value of
                                                                       Unexercised         Unexercised
                                                                         Options             Options
                                                                      at FY-End (#)       at FY-End ($)
                               Shares Acquired          Value         Exercisable/        Exercisable/
       Name                    on Exercise (#)      Realized ($)      Unexercisable       Unexercisable
       ----                    ---------------      ------------      -------------       -------------

Potts, Erwin .................... 140,351           1,001,802             41,462/          1,160,936/
                                                                          86,648           2,426,144
Pruitt, Gary B. .................   7,500              60,788             65,000/          1,820,000/
                                                                         156,875           4,392,500

Honeysett, William L.............   9,625              74,650             51,189/          1,433,292/
                                                                          97,000           2,716,000

Smith, James P. .................   2,500              19,500            169,625/          1,949,500/
                                                                          100,750          2,821,000

Favre, Gregory E. ...............  25,468             145,216            126,250/          1,735,000/
                                                                          57,187           1,601,236

McClatchy, James B...............       0                   0                  0                   0

                           FIVE-YEAR PERFORMANCE GRAPH


     The SEC requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with (i) a broad equity market index and (ii) an industry index or peer group. Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Midcap 400 Index and a Peer Group Index for a period of five fiscal years ended December 31, 1996.


                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                        AMONG McCLATCHY NEWSPAPERS, INC.,
               S&P MIDCAP 400 INDEX, AND NEWSPAPER INDUSTRY INDEX


                                  [LINE GRAPH]


                         12/91    12/92    12/93    12/94    12/95    12/96
                         -----    -----    -----    -----    -----    -----

McCLATCHY NEWSPAPERS      100      112      141      130      141      219
PEER GROUP                100      115      135      127      157      190
S & P MIDCAP 400          100      112      128      123      161      192

* $100 INVESTED ON 12/31/91 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.


     The Peer Group Index is comprised of the following publicly-traded newspaper publishing companies, and is weighted according to market capitalization as of the beginning of each year: (1) A. H. Belo Corporation, (2) Central Newspapers, Inc., (3) Dow Jones & Company, (4) E. W. Scripps Company (5) Gannett Co., Inc., (6) Harte-Hanks Communications, Inc., (7) Knight-Ridder, Inc., (8) Lee Enterprises, Inc., (9) McClatchy Newspapers, Inc., (10) Media General, Inc., (11) The New York Times Company, (12) Pulitzer Publishing Company, (13) Times Mirror Company, (14) Tribune Company and (15) Washington Post Company.

                                  PENSION PLANS


     The following table shows the estimated annual pension benefits payable to the named executive officers at normal retirement age (age 65) under the Company's qualified defined benefit pension plan, as well as its nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company:

                               PENSION PLAN TABLE

                                Years of Service
Remuneration      5         10         15          20          25          30          35
------------    ------    -------     -------     -------    -------     -------     -------
    200,000     15,000     30,000      45,000      60,000     75,000      90,000     105,000
    350,000     26,250     52,500      78,750     105,000    131,250     157,500     183,750
    500,000     37,500     75,000     112,500     150,000    187,500     225,000     262,500
    650,000     48,750     97,500     146,250     195,000    243,750     292,500     341,250
    800,000     60,000    120,000     180,000     240,000    300,000     360,000     420,000
    950,000     71,250    142,500     213,750     285,000    356,250     427,500     498,750
  1,100,000     82,500    165,000     247,500     330,000    412,500     495,000     577,500

     Benefits under the qualified defined pension plan are computed using basic compensation exclusive of overtime and other compensation; benefits under the supplemental plan are calculated using basic salary plus any annual cash bonus awarded. The benefits shown in the foregoing table are not subject to any deduction for social security or other offset amounts. For single persons, benefits are computed as straight life annuity amounts. Married persons may chose between straight life or joint and survivor annuity amounts. Covered compensation for the named executive officers would consist of the salary and bonus set forth in the Summary Compensation Table above, and for the named executive officers as of the end of the last calendar year is: Erwin Potts, $815,020; Gary B. Pruitt, $554,167; William L. Honeysett, $472,260; James P. Smith, $327,881; Gregory E. Favre, $280,400; and James B. McClatchy, $249,516.

     The estimated credited years of service at December 31, 1996, for each named executive is as follows: Erwin Potts, 20.67; Gary B. Pruitt, 11.67; William L. Honeysett, 10.42; James P. Smith 22.0; Gregory E. Favre, 12.17; and James B. McClatchy, 27.23.

                              EMPLOYMENT AGREEMENT

     The Company has an Employment Agreement (the "Agreement") with its Chief Executive Officer, Gary Pruitt. The Agreement expires on June 1, 1999, or such later date to which the term of the Agreement is extended pursuant thereto. The term of the Agreement extends automatically for one year effective June 1, 1997 (so that effective on that date the term of employment is extended from June 1, 1999 to June 1, 2000), and on each succeeding June 1 (so that effective on each such day, the remaining term of employment is a full three-year period). The Agreement provides for a base salary of not less than $450,000 per year. If during the term of the Agreement Mr. Pruitt's employment is involuntarily terminated for any reason other than "cause," "mental incompetence" or "disability," or if he resigns for "good reason" (as these terms are defined in the Agreement), he would be entitled to a severance payment for the balance of his term equal to 100% of his base salary, at the rate then in effect, if the termination occurs prior to June 1, 1997; 200% of his base salary, at the rate then in effect, if the termination occurs on or after June 1, 1997, but prior to June 1, 1998; or 300% of his base salary, at the rate then in effect, if the termination occurs on or after June 1, 1998. The severance payment may be made in a lump sum or, at Mr. Pruitt's election (subject to the approval of the Board of Directors) in five equal annual installments. In addition, if a severance payment is made, Mr. Pruitt's group insurance coverage would be continued until the third anniversary of the effective date of the termination of employment or until he and his dependents become eligible for comparable coverage as a result of his reemployment, whichever is earlier. If during the term of the Agreement Mr. Pruitt's employment is terminated because of his disability, he would be entitled to a disability benefit in an amount equal to 60% of his base salary at the rate then in effect, reduced by all other disability benefits that are payable to him under the Company's group insurance plan and all federal or state insurance programs. The disability benefit would be payable until the third anniversary of the effective date of the termination of employment or until disability benefits under the Company's group insurance plan are discontinued, whichever is earlier. In addition, Mr. Pruitt's group insurance benefits would be continued as long as the disability benefit is payable.

     APPROVAL OF AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO
                    INCREASE THE NUMBER OF AUTHORIZED SHARES
                              (Proposal 2 on Proxy)

     The Board of Directors has approved the amendment of Article IV of the Company's Certificate of Incorporation to increase the number of authorized shares of all class of stock from 80,000,000 to 160,000,000, consisting of an increase from 50,000,000 shares of Class A Common Stock, par value $.01, to 100,000,000 shares of Class A Common Stock, par value $.01, and an increase from 30,000,000 shares of Class B Common Stock, par value $.01, to 60,000,000 shares of Class B Common Stock, par value $.01. The Board of Directors recommends that the Company's stockholders approve this amendment.

     The Company's Common Stock is divided into two classes, Class A Common Stock and Class B Common Stock, each with identical rights with respect to dividends and in any dissolution, but different voting rights. The Class A Common Stock, shares of which are publically traded and listed on the New York Stock Exchange under the trading symbol "MNI", is generally entitled to one-tenth of a vote per share and has the right to vote as a class to elect 25% of the Company's Directors (rounded up to the nearest whole number), but no vote with respect to the election of other Directors. The Class B Common Stock, which is convertible at the option of the holder into Class A Common Stock on a one-for-one basis, is entitled to one vote per share and has the right to vote as a class to elect 75% of the Company's Directors (rounded down to the nearest who number), but no vote with respect to the election of other Directors.

     The Class B Common Stock is closely held and subject to an agreement among stockholders and the Company designed to keep such stock in the hands of the members of the McClatchy family and thus to prevent such stock from being held by the public generally (see "Stock Ownership -- Agreement Among Class B Stockholders"). Therefore, the Company is restricted from issuing additional shares of Class B Common Stock, except as contemplated by that agreement. As of March 17, 1997, the holders of Class B Common Stock had the right to vote shares constituting approximately ___% of the combined voting power of the Class A and Class B Common Stock.

     The Board of Directors believes it is in the Company's best interests to increase the number of authorized shares of Class A Common Stock in order to have additional authorized but unissued shares of Class A Common Stock available for issuance to meet business needs as they arise. The Board of Directors believes that the availability of such additional shares will help the Company attract and retain talented employees through the grant of stock options and other stock-based incentives. The Board of Directors also believes that the availability of such shares will provide the Company with the flexibility to issue Class A Common Stock for other proper corporate purposes which may be identified by the Board of Directors in the future, such as stock dividends, finances or acquisitions. Under the Company's Certificate of Incorporation, stock dividends may not be paid on the Class A Common Stock unless the Company also pays a like dividend on the Class B Common Stock. Therefore, the Board of Directors believes it is advisable to increase the authorized shares of Class B Common Stock pursuant to the proposed amendment of the Company's Certificate of Incorporation. The issuance of additional shares of stock may have a dilutive effect on earnings per share and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder's percentage voting power.

     The authorized shares of Common Stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, except as may be required by applicable laws or the rules of any stock exchange or any national securities association trading system on which the securities may be listed or traded. The Company's management has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of Common Stock proposed to be authorized. Upon issuance, such shares will have the same respective rights as the outstanding shares of Common Stock. Holders of Common Stock do not have preemptive rights. The Board of Directors does not intend to issue any Common Stock except on terms which the Board deems to be in the best interests of the Company and its then-existing stockholders. Any future issuance of Common Stock will be subject to the rights of holders of outstanding shares of any preferred stock which the Company may issue in the future. The full text of Article IV, as such Article is proposed to be amended pursuant to this proposal, is set forth in Appendix A hereto.

     The affirmative vote of the holders of a majority of the Company's outstanding Common Stock is required to approve this proposal. If approved by the stockholders, the proposed amendment to Article IV will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware amending the Company's Certificate of Incorporation, which will occur as soon as reasonably practicable.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE
        COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
                  AUTHORIZED SHARES AS SET FORTH IN APPENDIX A.

                      RATIFICATION OF INDEPENDENT AUDITORS
                              (Proposal 3 on Proxy)

     The Board of Directors has appointed, subject to ratification by the stockholders, Deloitte & Touche LLP as independent auditors for the current fiscal year ending December 31, 1997. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     An affirmative vote of a majority of the aggregate voting power of the shares of Class A and Class B Common Stock present or represented at the meeting is required for ratification.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
             RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
                              INDEPENDENT AUDITORS.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to SEC regulations, the Company is required to identify the names of persons who failed to file or filed late a report required under Section 16 of the Securities Exchange Act of 1934. Generally, the reporting regulations under Section 16 require directors, executive officers and greater than 10% stockholders to report changes in ownership of Company securities.

                                  OTHER MATTERS

     The Board of Directors does not know of any business to be presented at the annual meeting other than the matters set forth above, but if other matters properly come before the meeting it is the intention of the persons named in the proxies to vote in accordance with their best judgment on such matters.

     Proposals of stockholders intended to be presented at the Company's 1998 annual meeting of stockholders must be received at the corporate Secretary's office, 2100 Q Street, Sacramento, California 95816, no later than November 30, 1997, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

                                            By Order of the Board of Directors



                                            Karole Morgan-Prager, Secretary


March 31, 1997

                                   APPENDIX A
                                ARTICLE IV OF THE
                             RESTATED CERTIFICATE OF
                                INCORPORATION OF
                           McCLATCHY NEWSPAPERS, INC.


         (a) Authorized Capitalization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred sixty million (160,000,000) shares, consisting of one hundred million (100,000,000) shares of Class A Common Stock, with a par value of one cent ($.01) per share, and sixty million (60,000,000) shares of Class B Common Stock, with a par value of $.01 per share. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) if the increase or decrease is approved by the holders of a majority of the voting power of all of the then outstanding shares of stock entitled to vote in any general election of directors, voting together as a single class, but without the separate vote of the holders of any other class of stock.

         (b) Class A Common Stock. The shares of Class A Common Stock and shares of Class B Common Stock shall be identical in all respects and shall have equal rights and privileges except as set forth in this paragraph (b) and in paragraph (c) of this Article IV. Upon dissolution of the Corporation, holders of Class A Common Stock and holders of Class B Common Stock are entitled to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors.

         (i)  Dividends.

                  (A) Such dividends or distributions as may be determined by the Board of Directors of the Corporation from time to time may be declared and paid or made upon the Class A Common Stock out of any source at the time lawfully available for the payment of dividends, provided that (subject to subparagraphs (B) and (C) below of this paragraph (b)(i)) identical dividends or distributions are declared and paid concurrently upon the Class B Common Stock. If dividends or distributions are declared and paid upon the Class B Common Stock (subject to subparagraphs (B) and (C) below of this paragraph (b)(i)) an identical dividend shall be declared and paid concurrently on the Class A Common Stock.

                  (B) No dividend may be declared and paid in Class A Common Stock unless the dividend is payable only to holders of Class A Common Stock and a dividend payable to Class B Common Stock is declared and paid concurrently in respect of outstanding shares of Class B Common Stock in the same number of shares of Class B Common Stock per outstanding share.

                  (C) If a dividend is declared and paid in Class B Common Stock in respect of outstanding shares of Class B Common Stock, then a dividend shall be declared and paid concurrently in shares of Class A Common Stock in respect of outstanding shares of Class A Common Stock so that each holder of outstanding shares of Class A Common Stock receives (on a per outstanding share basis) a total number of dividend shares of Class A Common Stock equal to the number of dividend shares of Class B Common Stock received by the holders of the outstanding shares of Class B Common Stock.

         (ii) Stock Combinations and Subdivisions. The Class A Common Stock shall not be combined or subdivided unless at the same time there is a proportionate combination or subdivision of the Class B Common Stock. If the Class B Common Stock is combined or subdivided, a proportionate combination or subdivision of the Class A Common Stock shall be made at the same time.

         (iii) Voting. The holders of Class A Common Stock shall have the voting rights set forth below:

                 (A) With respect to the election of Directors, the holders of Class A Common Stock voting as a separate class shall be entitled to elect that number of Directors which constitutes twenty-five percent (25%) of the total membership of the Board of Directors and if such twenty-five percent (25%) is not a whole number, then the holders of Class A Common Stock will be entitled to elect the nearest higher whole number of directors which constitutes twenty-five percent (25%) of such membership. Such election shall be from a slate of Director nominees separate from a slate of Director nominees from which holders of Class B Common Stock shall elect Directors. There shall be no cumulative voting for either holders of Class A Common Stock or holders of Class B Common Stock.

                  (B) The holders of Class A Common Stock will be entitled to vote as a separate class on the removal, with or without cause, of any Director elected by the holders of Class A Common Stock, provided that, to the extent permitted by applicable law, any Director may be removed for cause by the Board of Directors.

                  (C) Except as may otherwise be required by law, the holders of Class A Common Stock shall, in all matters not referred to in subparagraphs
(A) or (B) of this paragraph (b)(iii) or in subparagraphs (A) or (B) of paragraph (c)(iii) of this Article IV, vote together with the holders of Class B Common Stock as a single class, provided that the holders of Class A Common Stock will have one-tenth (1/10) of a vote for each share and the holders of Class B Common Stock shall have one (1) vote for each share.

                  (D) Notwithstanding anything herein to the contrary, the holders of Class A Common Stock shall have exclusive voting power on all matters at any time when no shares of Class B Common Stock are issued and outstanding.

         (c)  Class B Common Stock.

         (i) Dividends and Distributions. Subject to the provisions of paragraph (b)(i) of this Article IV, such dividends and distributions may be declared and paid or made upon the Class B Common Stock as may be permitted by applicable law.

         (ii) Stock Combinations and Subdivisions. Subject to the provisions of paragraph (b)(ii) of this Article IV, the Class B Common Stock may be combined or subdivided in such manner as may be permitted by applicable law.

         (iii)  Voting. Subject to the provisions of paragraph (b)(iii) of this
Article IV, the Class B Common Stock shall have one (1) vote per share on all matters that may be submitted to a vote of the stockholders. Without limiting the generality of the foregoing:

                  (A) With respect to the election of Directors, the holders of Class B Common Stock shall be entitled, voting as a separate class, to elect the remaining Directors not subject to the priority right of the holders of the Class A Common Stock set forth in paragraph (b)(iii)(A) of this Article IV; and

                  (B) The holders of the Class B Common Stock will be entitled to vote as a separate class on the removal, with or without cause, of any Director who was elected either by the holders of the Class B Common Stock or by Directors who were elected by the holders of the Class B Common Stock, provided that any Director may be removed for cause by the Board of Directors.

         (iv)  Conversion.

                  (A) Each holder of record of Class B Common Stock may, in such holder's sole discretion and at such holder's option, convert any whole number or all of such holder's shares of Class B Common Stock into fully paid and nonassessable shares of Class A Common Stock at the rate (subject to adjustment as hereinafter provided) of one (1) share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion; provided, however, that such conversion may not occur unless the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted shall have been listed or approved for listing upon notice of issuance on a national securities exchange certified by rule or order of the Commissioner of Corporations of the State of California pursuant to Section 25100(o) of the California Corporations Code. Any such conversion may be effected by any holder of Class B Common Stock surrendering such holder's certificate or certificates for the shares of Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock and stating the name or names in which such holder desires the certificate or certificates for which shares of Class A Common Stock to be issued. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made at the close of business on the day of such surrender and the person or persons entitled to receive the shares of Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on that date.

                  (B) The number of shares of Class A Common Stock into which the shares of Class B Common Stock may be converted shall be subject to adjustment from time to time in the event of any capital reorganization, reclassification of stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, or sale or conveyance of all or substantially all of the assets of the Corporation to another corporation or other entity or person. Each share of Class B Common Stock shall thereafter be convertible into such kind and amount of securities or other assets, or both, as are issuable or distributable in respect of the number of shares of Class A Common Stock into which each share of Class B Common Stock is convertible immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance. In any such case, appropriate adjustments shall be made by the Board of Directors of the Corporation in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Class B Common Stock to the end that the provisions set forth herein (including provisions for adjustment of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable on conversion of the Class B Common Stock.

                  (C) The Corporation shall, at all times, reserve and keep available out of the authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the outstanding Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect conversion of all outstanding Class B Common Stock and if, at any time, the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect conversion of the then outstanding Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase the number of authorized and unissued shares of Class A Common Stock to such number as shall be sufficient for such purposes.

                           McCLATCHY NEWSPAPERS, INC.

                              CLASS A COMMON PROXY

                    Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on May 21, 1997.


The undersigned hereby appoints Gary Pruitt and Karole Morgan-Prager, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of the Class A Common Stock of McClatchy Newpapers, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 21, 1997, or any postponement or adjournment thereof.

This proxy when properly executed will be voted as directed by the undersigned stockholder. If no such directions are made, this proxy will be voted FOR the election of directors and FOR proposal 2 and FOR proposal 3.

-------------------------------------------
COMMENTS/ADDRESS CHANGE:  PLEASE MARK         (Continued and to be dated
COMMENT/ADDRESS CHANGE ON REVERSE SIDE         and signed, on other side)


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                       Please mark
                                                       your votes as
                                                       indicated in       /X/
                                                       this example


1. To elect directors to serve until the next Annual Meeting of                              2.  Approval of the Amendment to
   Stockholders and until their successors are elected or chosen.                                the Company's Certificate of
                                                                                                 Incorporation to increase the
                                                                                                 number of authorized shares of
   FOR all nominees             WITHHOLD          Nominees:  Larry Jinks, Joan F. Lane,          Class A Common Stock to 100,000,000
   listed to the right          AUTHORITY         S. Donley Ritchey, Frederick R. Ruiz           and the number of authorized
   (except as marked to   (to vote for all nom-                                                  shares of Class B Common Stock
   the contrary)          inees listed at right                                                  to 600,000,000.

        / /                       / /                                                                FOR      AGAINST   ABSTAIN


                                                  (Instruction:  To withhold authority to            / /        / /       / /
                                                  vote for any individual nominee write
                                                  the nominee's name below.)                     I PLAN TO ATTEND MEETING  / /

                                                  ------------------------------------------     COMMENTS/ADDRESS CHANGE
                                                                                                 Please mark the box if you
3. Ratification of the appointment of         4.  In their discretion, the proxies               have written comments/address  / /
   Deloitte & Touche as the Company's             are authorized to vote upon such               change on the reverse side.
   independent auditors for 1997.                 other business as may properly
                                                  come before the meeting.                       Please sign exactly as name
    FOR        AGAINST     ABSTAIN                                                               appears on your stock
                                                                                                 certificate. When shares are
    / /          / /         / /                                                                 held by joint tenants, both
                                                                                                 should sign. When signing as
                                                                                                 attorney, as executor,
                                                                                                 administrator, trustee or
                                                                                                 guardian, please give full
                                                                                                 title as such. If a
                                                                                                 corporation, please sign in
                                                                                                 full corporate name by
                                                                                                 President or other authorized
                                                                                                 officer. If a partnership,
                                                                                                 please sign in partnership
                                                                                                 name by authorized person.

                                                                                                 Dated: ____________________, 1997

                                                                                                 ----------------------------------
                                                                                                 Signature

                                                                                                 ----------------------------------
                                                                                                 Signature if held jointly
                                                                                                 PLEASE MARK, SIGN, DATE AND RETURN
                                                                                                 THE PROXY CARD PROMPTLY USING THE
                                                                                                 ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE




                           McCLATCHY NEWSPAPERS, INC.

                      YOUR VOTE IS IMPORTANT TO THE COMPANY

                      PLEASE SIGN AND RETURN YOUR PROXY BY
                    TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                           McCLATCHY NEWSPAPERS, INC.

                              CLASS B COMMON PROXY

                    Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on May 21, 1997.


The undersigned hereby appoints Gary Pruitt and Karole Morgan-Prager, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of the Class B Common Stock of McClatchy Newpapers, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 21, 1997, or any postponement or adjournment thereof.

This proxy when properly executed will be voted as directed by the undersigned stockholder. If no such directions are made, this proxy will be voted FOR the election of directors and FOR proposal 2 and FOR proposal 3.

-------------------------------------------
COMMENTS/ADDRESS CHANGE:  PLEASE MARK         (Continued and to be dated
COMMENT/ADDRESS CHANGE ON REVERSE SIDE         and signed, on other side)


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                       Please mark
                                                       your votes as
                                                       indicated in       /X/
                                                       this example


1. To elect directors to serve until the next Annual Meeting of                              2.  Approval of the Amendment to
   Stockholders and until their successors are elected or chosen.                                the Company's Certificate of
                                                                                                 Incorporation to increase the
                                                                                                 number of authorized shares of
   FOR all nominees             WITHHOLD          Nominees:  William K. Coblentz, Molly          Class A Common Stock to 100,000,000
   listed to the right          AUTHORITY         Maloney Evangelisti, William L. Honeysett,     and the number of authorized
   (except as marked to   (to vote for all nom-   Betty Lou Maloney, James B. McClatchy,         shares of Class B Common Stock
   the contrary)          inees listed at right   William Ellery McClatchy,                      to 600,000,000.
                                                  Erwin Potts, Gary B. Pruitt,
        / /                       / /             William M. Roth, James P. Smith                    FOR      AGAINST   ABSTAIN

                                                  (Instruction:  To withhold authority to            / /        / /       / /
                                                  vote for any individual nominee write
                                                  the nominee's name below.)                     I PLAN TO ATTEND MEETING  / /

                                                  ------------------------------------------     COMMENTS/ADDRESS CHANGE
                                                                                                 Please mark the box if you
3. Ratification of the appointment of         4.  In their discretion, the proxies               have written comments/address  / /
   Deloitte & Touche as the Company's             are authorized to vote upon such               change on the reverse side.
   independent auditors for 1997.                 other business as may properly
                                                  come before the meeting.                       Please sign exactly as name
    FOR        AGAINST     ABSTAIN                                                               appears on your stock
                                                                                                 certificate. When shares are
    / /          / /         / /                                                                 held by joint tenants, both
                                                                                                 should sign. When signing as
                                                                                                 attorney, as executor,
                                                                                                 administrator, trustee or
                                                                                                 guardian, please give full
                                                                                                 title as such. If a
                                                                                                 corporation, please sign in
                                                                                                 full corporate name by
                                                                                                 President or other authorized
                                                                                                 officer. If a partnership,
                                                                                                 please sign in partnership
                                                                                                 name by authorized person.

                                                                                                 Dated: ____________________, 1997

                                                                                                 ----------------------------------
                                                                                                 Signature

                                                                                                 ----------------------------------
                                                                                                 Signature if held jointly
                                                                                                 PLEASE MARK, SIGN, DATE AND RETURN
                                                                                                 THE PROXY CARD PROMPTLY USING THE
                                                                                                 ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE




                           McCLATCHY NEWSPAPERS, INC.

                      YOUR VOTE IS IMPORTANT TO THE COMPANY

                      PLEASE SIGN AND RETURN YOUR PROXY BY
                    TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE